Exhibit 99.1

For Immediate Release

Investor Contact:	Harry Hagerty, CFO (702) 262-5003

Media Contact:	Kristi Gooden Katcher Vaughn & Bailey Communications (615) 248-8202

Global Cash Access, Inc. Announces Fourth Quarter and Full Year 2004 Financial Results

(Las Vegas, NV – February 22, 2005) – Global Cash Access, Inc. (“GCA” or the “Company”), a leading supplier of cash access systems and related marketing services to the gaming industry, today announced financial results for both the fourth quarter and the fiscal year ended December 31, 2004.

For the quarter, total revenues were $101.8 million, an increase of 14.4% from $88.9 million recorded in the fourth quarter of fiscal 2003. Operating income was $19.4 million in the fourth quarter of 2004, an increase of 6.9% over the same period in 2003. Net income in the fourth quarter of 2004 was $19.3 million as compared to $16.6 million in the comparable 2003 period.

Earnings before interest income, interest expense, income taxes, depreciation and amortization, and minority ownership loss (“EBITDA”) was $22.7 million in the fourth quarter of 2004 as compared to $21.6 million in the comparable 2003 period, an increase of 5.0%.

For the year ended December 31, 2004, total revenues were $403.0 million, an increase of 13.3% from $355.7 million in the full year 2003. Operating income increased 16.1%, from $63.8 million for the full year 2003 to $74.0 million for the full year 2004. Net income for the full year 2004 was $254.6 million as compared to $58.4 million in the full year 2003. The significant increase in net income is largely attributable to the realization of a deferred tax asset upon the Company’s conversion to a corporation in June 2004.

EBITDA for the full year 2004 was $87.6 million, an increase of 12.5% from $77.8 million for the full year 2003.

EBITDA for the full year 2004 was reduced by approximately $6.1 million of expenses that the Company considers non-recurring in nature. These expenses, which were incurred in the first and second quarters of 2004, relate primarily to the settlement of a lawsuit ($2.3 million in the second quarter), the accrual of Canadian Goods and Services Taxes ($1.5 million in the first quarter) and the incurrence of legal and other expenses in connection with the Company’s second quarter 2004 equity restructuring ($1.8 million). EBITDA as adjusted to exclude such expenses (“Adjusted EBITDA”) for the full year 2004 was $93.6 million, an increase of 20.3% over EBITDA of $77.8 million in the full year 2003.

“2004 was a year of tremendous change for GCA,” commented Kirk Sanford, President and Chief Executive Officer of GCA. “In March, we redeemed First Data Corporation’s majority ownership interest in us, putting us in a position to control our own future. In May, we received a very significant endorsement of that future when private equity investors including Summit Partners purchased more than half of our equity interests. In the second half of the year, we made significant additions to our management team in both sales and finance, and we showcased several new products. As a result, we believe we are well positioned to serve our customers in 2005 and beyond.”

Highlights of the Year

•	Completed two major financing and ownership transactions

•	Realized $403.0 million in annual revenue and $87.6 million in EBITDA

•	Processed nearly 70 million transactions

•	Disbursed $13.6 billion in cash to gaming patrons

•	Signed or renewed numerous contracts, including contracts with Penn National Gaming, Mohegan Sun, Casino Morongo, the Palms Casino Resort, the Aladdin Casino Resort, Cherokee Casinos and Churchill Downs.

•	Announced customer installations of our new Central Credit Check Guarantee and QuickJack Plus products

Quarterly Financial Highlights

•	Realized $101.8 million in revenue and $22.7 million in EBITDA

•	Cash flow from operations increased 44.4% to $28.8 million

•	Debt repayment ahead of schedule

Quarterly Customer Highlights

•	Signed or renewed 32 contracts

Quarterly Product Highlights

•	Installed first QuickJack Plus redemption kiosk with 3-in-1 cash access technology at Gila River casino in Arizona

•	Launched first site for Central Credit Check Guarantee at Seneca Casino and Cherokee Casinos.

Fourth Quarter Results of Operations

Total revenues in the quarter increased 14.4% from $88.9 million in the fourth quarter of 2003 to $101.8 million in the fourth quarter of 2004. Revenue in the fourth quarter of 2004 was adversely affected by a labor strike in Atlantic City in October, which reduced gaming activity in the Atlantic City market in that month as compared to earlier months in 2004.

•	Cash advance revenues were up 15.1%, driven by a 12.2% increase in face amount issued from $944 million to $1,060 million. The number of transactions increased 9.4%, from 2.0 million to 2.2 million. The average transaction increased from $472.51 to $484.92. The average fee increased from 4.91% to 5.03%. Average revenue per transaction increased 5.2% from $23.20 to $24.41.

•	ATM revenues increased 16.9% as a result of a 14.0% increase in the number of transactions from 11.6 million to 13.2 million. The total face amount issued was $2,129 million compared to $1,780 million in the same period in 2003, an increase of 19.6%. Average revenue per transaction increased 2.5% from $2.94 to $3.02.

•	Check services revenues of $5.8 million were flat with a year ago. The face amount of checks warranted increased by 6.4% from the same quarter a year ago, from $255.5 million to $271.9 million. The number of transactions grew 2.6%, from 1.1 million to 1.2 million. The average face amount grew from $220.37 to $228.64, an increase of 3.8%.

The average fee fell from 2.16% to 1.97%. Average revenue per transaction fell 5.2% from $4.75 to $4.50.

•	Central Credit and other revenues increased 2.4%, from $2.7 million to $2.8 million. The increase is principally related to an increase in marketing revenue.

Cost of revenues increased 18.3% to $68.2 million from $57.7 million. Commissions, the largest component of cost of revenues, increased 17.2%. Interchange increased 16.0%, driven by the increase in cash advance volumes as well as higher interchange rates in 2004 compared to the same period in 2003. Other costs in this category were either lower or flat as compared to last year.

Gross margin was 33.0% in the fourth quarter of 2004 as compared to 35.2% in the fourth quarter of 2003.

Operating expenses increased 12.6% from $9.7 million in the fourth quarter of 2003 to $10.9 million in the current quarter. The increase was due to an increase in legal expenses and the timing of purchases of certain supplies as compared to the fourth quarter of 2003.

EBITDA margin was 22.3% in the fourth quarter of 2004 as compared to 24.3% in the same period of 2003.

Depreciation and amortization expense declined 4.8% from $3.5 million in the fourth quarter of 2003 to $3.3 million in the fourth quarter of 2004.

Interest income increased 26.4% from $0.27 million to $0.35 million. Higher average cash balances and higher deposit rates in 2004 accounted for the increase.

Interest expense in the fourth quarter of 2004 was $10.5 million as compared to $1.8 million in the fourth quarter of 2003. Interest expense related to ATM funding declined $0.2 million as a result of more favorable borrowing rates. Interest on the Company’s senior secured credit facilities and senior subordinated notes was $8.8 million in the fourth quarter of 2004 as compared to $0 in the corresponding 2003 period. The increase reflects the incurrence of indebtedness in connection with the restructuring of ownership completed in March 2004.

Income tax benefit in the fourth quarter of 2004 was $10.0 million as compared to $0.03 million in the 2003 period. The 2003 period reflected only foreign income taxes, as GCA was a limited liability company treated as a partnership for US income tax purposes during that period. The Company became a subchapter C corporation in June 2004, and became liable for US corporate income taxes starting on that date. The tax benefit of $10.0 million in the fourth quarter of 2004 reflects a provision for income taxes in the period of $3.7 million, offset by an adjusting increase to the starting deferred tax asset balance of $13.7 million.

Minority ownership loss in the quarter was $0.06 million as compared to $0 in the fourth quarter of 2003.

Fiscal Year 2004 Results of Operations

Total revenues for the year increased 13.3% from $355.7 million in 2003 to $403.0 million in 2004.

•	Cash advance revenues were up 12.6%, driven by a 12.0% increase in face amount issued from $3,762 million to $4,215 million. The number of transactions increased 8.6%, from 8.1 million to 8.8 million. The average transaction increased from $462.42 to $477.03. The average fee increased from 4.96% to 4.98%. Average revenue per transaction increased 3.6% from $22.93 to $23.76.

•	ATM revenues increased 19.7% as a result of a 16.4% increase in the number of transactions from 45.7 million to 53.2 million. The total face amount issued was $8,425 million in 2004 as compared to $6,912 million in 2003, an increase of 21.9%. Average revenue per transaction increased 2.9% from $2.90 to $2.98.

•	Check services revenues declined 9.7% from $26.3 million to $23.8 million. The face amount of checks warranted declined 8.8%, from $1,190 million to $1,085 million. The number of transactions declined 11.9%, from 5.5 million to 4.8 million. The average face amount grew from $216.44 to $223.87, an increase of 3.43%. The average fee fell from 2.11% to 2.10%. Average revenue per transaction increased 3.0% from $4.57 to $4.71.

•	Central Credit and other revenues increased 3.2%, from $10.5 million to $10.8 million. This increase is principally related to the growth of the marketing business and price increases for Central Credit services.

Cost of revenues increased 16.2% to $270.1 million from $232.5 million. Commissions, the largest component of cost of revenues, increased 17.0%. Interchange increased 25.3%, driven by the increase in cash advance volumes as well as higher interchange rates in 2004. Other costs of revenues were either flat or lower than those in 2003.

Gross margin in 2004 was 33.0% as compared to 34.7% in 2003.

Operating expenses decreased 0.2% from $45.4 million in 2003 to $45.3 million in 2004. The decrease was due to implementing cost savings initiatives principally related to our ATM operations in 2003 offset by $6.1 million in expenses incurred in the first half of the year that the Company considers non-recurring in nature. Excluding such expenses, operating expenses would have declined 13.6%

EBITDA margin in 2004 was 21.7% as compared to 21.9% in 2003. EBITDA margin adjusted to exclude the expenses management believes are non-recurring in nature was 23.2% in 2004.

Depreciation and amortization expense declined 3.7% from $14.1 million in 2003 to $13.5 million in 2004.

Interest income was substantially unchanged at $1.3 million.

Interest expense in 2004 was $33.3 million as compared to $6.8 million 2003. Interest expense related to ATM funding declined $1.0 million as a result of more favorable borrowing rates. Interest on the Company’s senior secured credit facilities and senior subordinated notes was $27.6 million in 2004 as compared to $0 in 2003. The increase reflects the incurrence of indebtedness in connection with the restructuring of ownership completed in March 2004.

Income tax benefit in 2004 was $212.3 million as compared to income tax expense of $0.3 million in 2003. The income tax expense for 2003 reflected only foreign income taxes, as GCA was a limited liability company treated as a partnership for US income tax purposes during that period. The Company became a subchapter C corporation in June 2004, and became liable for US corporate income taxes starting on that date. The tax benefit of $212.3 million in 2004 reflects a provision for income taxes in the year of $16.3 million, offset by the recognition of a deferred tax asset upon the conversion to C corporation of $228.6 million.

Upon its reorganization and subsequent conversion from a limited liability company to a subchapter C corporation in the second quarter, the Company realized a deferred tax asset of approximately $238.3 million related specifically to the step up in tax basis resulting from both the restructuring and private equity sale. The Company expects that this portion of our deferred tax asset will be amortized over 15 years. As a result of this amortization, the Company expects that cash taxes paid will be approximately $15.9 million lower than reported tax expense in each of the 15 years following the creation of this deferred tax asset.

Minority ownership loss in 2004 was $0.2 million as compared to $0.4 million in 2003. The decline was attributable to reduced expenses associated with the completion of the development of our cashless gaming products in 2003 and a full year of revenue in QuikPlay LLC in 2004 (as compared to only a partial year of revenue in 2003). The combination of these factors resulted in a smaller loss for 2004.

Balance Sheet

At December 31, 2004, the Company had cash and cash equivalents of $48.9 million. Settlement receivables were $30.4 million and settlement liabilities were $42.2 million.

Total borrowings at December 31, 2004, were $478.3 million, consisting of $243.3 million of outstandings under the Company’s senior secured credit facilities and $235 million face amount of 8 3/4% senior subordinated notes. During the fourth quarter, the Company made a $3.25 million mandatory repayment and a $7.0 million optional prepayment of the term loan component of the Credit Facilities.

The Company’s current estimate of the 2004 Excess Cash Flow Sweep repayment on the term loan is $29 million. The Company anticipates that it will make that payment before the end of the first quarter of 2005.

The Company made investments of $1.9 million and $0.8 million for the three months ended December 31, 2004 and 2003, respectively. Investments totaled $4.9 million and $7.0 million for the years ended December 31, 2004 and 2003, respectively. Investments in 2004 include $1.0 million in non-compete payments made to two former officers of the Company. These non-compete payments are being amortized over the two year non-compete period.

Non-GAAP Financial Information

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under United States generally accepted accounting principles (GAAP). Accordingly, neither should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that EBITDA is a widely-referenced financial measure in the financial markets and in the credit markets in particular. The Company believes that referencing EBITDA and Adjusted EBITDA will be helpful to investors. A reconciliation between Adjusted EBITDA, EBITDA and net income is presented elsewhere in this press release.

Adjusted EBITDA for 2004 excludes $2.3 million of lawsuit settlement expenses, $1.8 million of legal and other expenses related to the equity ownership restructuring completed in the second quarter of 2004, $1.5 million of Canadian Goods and Services tax accrual and $0.5 million of other non-recurring expenses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate”

and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation:

•	our belief that the Company is well positioned to serve customers in 2005 and beyond; and

•	our expectations that our deferred tax asset will be amortized over 15 years and that cash taxes paid will accordingly be lower than reported tax expense; and

•	our estimation of the amount and timing of the Excess Cash Flow Sweep repayment on our term loan.

Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:

•	competitive changes which may adversely affect our ability to serve customers; and

•	challenges by tax authorities to our position with respect to our deferred tax asset, legislative changes to applicable tax laws, changes to accounting rules, receipt of revised information that affects the starting balance of our deferred tax asset, or changes to our overall tax position that in each case limit our ability to take advantage of our deferred tax asset; and

•	differences in the definitive calculation of the amount of the Excess Cash Flow Sweep repayment from our estimate, and changes to our cash needs that may affect the timing of the Excess Cash Flow Sweep repayment.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in our registration statement on Form S-4 (No. 333-117218) filed with the Securities and Exchange Commission, and are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

About Global Cash Access, Inc.

Las Vegas-based Global Cash Access, Inc. (GCA) is a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company’s Web site at www.globalcashaccess.com

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES
(FORMERLY GLOBAL CASH ACCESS, L.L.C.)
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2004 AND 2003
(amounts in thousands)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
REVENUES:
Cash advance	$53,357	$46,374	$209,962	$186,547
ATM	39,833	34,069	158,433	132,341
Check services	5,771	5,764	23,768	26,326
Central Credit and other revenues	2,791	2,725	10,840	10,500

Total revenues	101,752	88,932	403,003	355,714
COST OF REVENUES	68,177	57,649	270,112	232,463

GROSS PROFIT	33,575	31,283	132,891	123,251
Operating expenses	(10,885)	(9,669)	(45,322)	(45,430)
Amortization	(1,397)	(1,556)	(5,672)	(6,508)
Depreciation	(1,931)	(1,939)	(7,876)	(7,553)

OPERATING INCOME	19,362	18,119	74,021	63,760

INTEREST INCOME (EXPENSE), NET
Interest income	345	273	1,318	1,312
Interest expense	(10,493)	(1,826)	(33,343)	(6,762)

Total interest income (expense), net	(10,148)	(1,553)	(32,025)	(5,450)

INCOME BEFORE INCOME TAX BENEFIT (PROVISION) AND MINORITY OWNERSHIP LOSS	9,214	16,566	41,996	58,310
INCOME TAX BENEFIT (PROVISION)	10,026	34	212,346	(321)

INCOME BEFORE MINORITY OWNERSHIP LOSS	19,240	16,600	254,342	57,989
MINORITY OWNERSHIP LOSS	55	—	213	400

NET INCOME	$19,295	$16,600	$254,555	$58,389

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES
(FORMERLY GLOBAL CASH ACCESS, L.L.C.)
RECONCILIATION OF ADJUSTED EBITDA TO EBITDA AND EBITDA TO NET INCOME
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2004 AND 2003
(amounts in thousands)
(unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2004	2003	2004	2003
Adjusted EBITDA	$22,690	$21,614	$93,626	$77,821
Minus:
Non-recurring expenses	—	—	6,057	—

EBITDA	22,690	21,614	87,569	77,821

Minus:
Amortization	(1,397)	(1,556)	(5,672)	(6,508)
Depreciation	(1,931)	(1,939)	(7,876)	(7,553)
Interest expense	(10,493)	(1,826)	(33,343)	(6,762)
Income tax provision	—	—	—	(321)
Plus:
Interest income	345	273	1,318	1,312
Minority ownership loss	55	—	213	400
Income tax benefit	10,026	34	212,346	—

Net Income	$19,295	$16,600	$254,555	$58,389

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